Exhibit 10(u)

ALCOA SUPPLEMENTAL PENSION PLAN FOR SENIOR EXECUTIVES

AS AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2007

Pursuant to due authorization by the Board of Directors, Alcoa Inc. has adopted the following Alcoa Supplemental Pension Plan for Senior Executives for the exclusive benefit of select management and highly compensated employees (1) whose Pension Service terminates on or after January 1, 1999, (2) who are participants in the IC Rules adopted under the Alcoa Retirement Plan I and/or in Employees’ Excess Benefits Plan B of Alcoa Inc. due to their previous participation in the IC Rules, (3) who meet the requirements for participation hereunder, and (4) whose monthly retirement benefits under other benefit plans are less than the monthly retirement benefits calculated under this Plan. Effective December 31, 2007, this Plan is frozen as to new participants, and only Participants as of that date will be eligible for a benefit accrual under this Plan.

ARTICLE I - DEFINITIONS

1.1	The following terms have the specified meanings.

A. “Annual Compensation” means the total payments which includes 100% of Performance Pay and Incentive Compensation Awards, made by the Company, and by any Subsidiaries or affiliates of Alcoa, for any period of Pension Service, for services rendered as a salaried employee, except as otherwise provided by contractual agreement. Annual Compensation does not include living and similar allowances, premium pay, and payments made for specific purposes as determined under supplemental rules adopted by Alcoa. Annual Compensation includes any amounts by which the Participant has elected to reduce his or her salary under the Alcoa Savings Plan, and also includes amounts deferred under any non-qualified deferred compensation arrangement that would otherwise meet the definition of Annual Compensation. “Special Payments” within the meaning of the Alcoa Deferred Compensation Plan are not treated as Annual Compensation.

B. “Average Final Compensation” means the average Annual Compensation received during the five highest paid calendar years out of the ten calendar years (including the calendar year in which such compensation was discontinued if this would increase Average Final Compensation), immediately preceding the Participant’s termination of Pension Service by virtue of employment termination, retirement or death.

C. “Board of Directors” means the Board of Directors of the Company.

D. “Company” means Alcoa Inc.

E. “Compensation Committee” means the Committee created by the Board of Directors.

F. “Excess Plan B” means the Employees’ Excess Benefits Plan B of Alcoa Inc. as now in effect and as from time to time amended hereafter.

G. “IC Rules” means the IC Rules adopted under Alcoa Retirement Plan I as now in effect and as from time to time amended hereafter.

H. “Other Plan or Plans” means the IC Rules, any other defined benefit retirement plan of the Company or any Subsidiary, Employees’ Excess Benefits Plan A of the Company, Excess Benefits Plan B, and Employees’ Excess Benefits Plan C. Effective December 31, 2007, Participants in this Plan are ineligible to participate in Excess Benefits Plan C and have no accrual under that plan.

I. “Participant” means any employee (1) whose Pension Service terminates on or after January 1, 1999, (2) who is a participant in the IC Rules or Excess Plan B, and (3) who has a job grade of 27 or higher, as determined by the Company. Effective December 31, 2007, no new Participants will participate in this Plan.

J. “Pension Benefits” means any and all retirement benefits provided under the Other Plan or Plans, excluding the Special Retirement Pension or Supplemental Pension provided under the IC Rules or the equivalent thereof provided under Excess Plan B.

K. “Pension Service” means the service used to calculate the Participant’s monthly retirement benefit under the Other Plan or Plans.

L. “Plan” means the Alcoa Supplemental Pension Plan for Senior Executives adopted by the Company as described herein or from time to time amended hereafter.

M. “Plan Benefits” means the monthly benefits payable under this Plan at such time as the Participant’s monthly Pension Benefits, are determinable under the Other Plan or Plans. Subject to Section 2.1, the Plan Benefits are calculated in the following manner:

(1) On and after Age 62:

(a) 1.1% of Average Final Compensation times each year of Pension Service up to the Social Security “Covered Compensation” amount as defined in the IC Rules, plus

(b) 1.475% of Average Final Compensation in excess of Covered Compensation for each year of Pension Service.

(2) Before Age 62:

(a) 1.475% of Average Final Compensation for each year of Pension Service, reduced by

(b) For Participants who retire prior to attaining age 62 on any type of pension provided under the Other Plan or Plans (other than a 55/10 pension under the IC Rules, or 55/10 pension equivalent under Excess Plan B), the Plan Benefits calculated as described in 2(a) above is reduced by 1% for each year, prorated monthly for a partial year, their retirement precedes age 62.

(3) The Plan Benefits calculated in paragraphs (1) or (2) above are reduced by any and all applicable reductions and offsets in accordance with the provisions of the Other Plan or Plans, (i.e., actuarial reductions and any other percentage reduction made in order to create a joint and survivor annuity, offsets for social security benefits, offsets for other pensions, etc.)

(4) The Plan Benefits for the Participant’s Surviving Spouse equals 50% of the Participant’s Plan Benefits, determined in accordance with the Surviving Spouse Pension provision in the Other Plan or Plans. If the Participant’s death occurs prior to his or her attainment of age 62, the Participant’s Plan Benefits, for the purpose of determining the Plan Benefits for the Surviving Spouse, are not be subject to the foregoing paragraph (2)(b).

N. “Subsidiary” means a corporation at least 50% of whose outstanding voting stock is owned or controlled by the Company and/or one or more other Subsidiaries, and any noncorporate business entity in which the Company and/or one or more other Subsidiaries have at least a 50% interest in capital or profits.

O. “Surviving Spouse” means a deceased Participant’s spouse who is entitled to receive surviving spouse benefits under the Other Plan or Plans.

ARTICLE II - BENEFITS

2.1 The Plan Benefits payable under this Plan for any month are the excess, if any, of (1) the Plan Benefits calculated for the month for the Participant or Surviving Spouse over (2) the aggregate amount of Pension Benefits in pay status and payable for the month to the Participant or Surviving Spouse under the Other Plan or Plans.

Where the Pension Benefits under the Other Plan or Plans are not payable solely in the form of monthly Pension Benefits over the same time periods (for example, where a benefit is payable in a lump sum) the benefits payable under this Plan are adjusted so that the Participant or Surviving Spouse is neither advantaged nor disadvantaged for pension purposes.

2.2 Benefits are payable to a Participant or Surviving Spouse under this Plan only in conjunction with monthly Pension Benefits, payable under the Other Plan or Plans and will commence concurrently with monthly Pension Benefits payable to the Participant or Surviving Spouse under the Other Plan or Plans. Upon the cessation of payment of monthly Pension Benefits to a Participant or Surviving Spouse under the Other Plan or Plans, benefits payable under this Plan will concurrently cease.

2.3 This Plan is not to be construed as conferring any rights upon any Participant for continuation of employment with the Company or any Subsidiary, nor will it interfere with the rights of the Company or any Subsidiary to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action might have upon such Participant or Surviving Spouse as a prospective recipient of benefits under this Plan.

2.4 No benefit under this Plan may be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except that any exceptions to the non-alienation provisions in Plan I, shall also apply to benefits hereunder.

ARTICLE III - CONTRIBUTIONS

3.1 Benefits payable hereunder are payable out of the general assets of the Company, no segregation of assets for such benefits will be made, and the right of a Participant, Surviving Spouse and/or beneficiary to receive benefits under this Plan is that of an unsecured claim against those assets, except as the Company in its sole discretion otherwise provides.

ARTICLE IV - ADMINISTRATION OF EXCESS PLAN

4.1 The general administration of this Plan is by the Compensation Committee, which has the discretionary authority to make all decisions regarding this Plan. The resolution of any matter concerning this Plan is final and binding upon the Company and any Participant, Surviving Spouse and/or beneficiary affected thereby.

ARTICLE V - AMENDMENT AND TERMINATION

5.1 This Plan may be amended, suspended or terminated at any time by the Board of Directors or any other entity approved by the board, provided, however, that no such amendment, suspension or termination will reduce or in any manner adversely affect any Participant’s rights with respect to benefits that are payable or may become payable under Article II as of the date of such amendment, suspension or termination. This Plan may also be amended, from time to time by the Board of Directors’ Inside Director Committee, except for amendments which have more than a minimal effect upon the Company’s cost of providing benefits for Company employees at the officer level.

5.2 Provisions Upon Change of Control. Notwithstanding any other provision of the plan, in the event of a Change in Control, as defined in the Alcoa Retirement Plan I, neither the Company, Board, Plan Administrator, the Committee or other designee of the Board, may, during the three-year period commencing on the date that the Change of Control occurs:

A. Amend, modify, or terminate the Plan, except to the extent as may be legally required by any law or regulations prescribed thereunder, or any provisions of the Internal Revenue Code or any regulation prescribed thereunder; or

B. Reduce future Plan benefits of any Participant.

ARTICLE VI - CONSTRUCTION

6.1 This Plan is construed, regulated and administered under the laws (except the law of conflicts) of the Commonwealth of Pennsylvania except as modified by any applicable law.

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